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                          STOCK PURCHASE AGREEMENT


                                BY AND AMONG


                    NETWORK INVESTOR COMMUNICATIONS, INC.,
                           a Nevada corporation,

                                 ePENZIO, INC.,
                              a Utah corporation,


                                     AND


                              the Shareholders of
                                 ePenzio, Inc.




                                  May 16, 2001

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                         TABLE OF CONTENTS

                                                               Page
1. PURCHASE OF EPENZIO SHARES                                   1
(a) Purchase                                                    1
(b) Cash Payment                                                1
2. DELIVERY                                                     1
(a) Delivery of ePenzio Shares                                  1
(b) Delivery of Cash Payment                                    1
(c) Liabilities                                                 2
3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS                2
(a) Ownership of ePenzio Shares                                 2
(b) Authority                                                   2
(c) Compliance with Law                                         2
(d) No Litigation                                               2
(e) Solvency                                                    2
(f) Securities Laws Compliance                                  3
(g) No Material Misstatements                                   4
(h) Representations and Warranties Concerning ePenzio           4
(i) Organization, Standing and Qualification                    4
(j) Capitalization                                              4
(k) Subsidiaries                                                4
(l) Stock Transfer Books                                        4
(m) Corporate Records                                           5
(n) No Defaults                                                 5
(o) No Conflict                                                 5
(p) Consents and Approvals                                      5
(q) Related-Party Transactions                                  5
(r) Safety Laws                                                 6
(s) Environmental Compliance                                    6
(t) Compliance With Law                                         7
(u) Financial Statements                                        7
(v) Properties and Assets                                       7
(w) Accounts Receivable                                         8
(x) Leases                                                      8
(y) Intellectual Property                                       8
(z) Material Contracts                                          9
(aa) No Undisclosed Liabilities                                 9
(bb) Litigation                                                10
(cc) Taxes                                                     10
(dd) Employment Contracts                                      10
(ee) Personnel Matters                                         10
(ff) Employee Restrictions                                     10
(gg) Employee Benefit Plans                                    11
(hh) No Adverse Change                                         11
(ii) Discrimination                                            11
(jj) Disputes and Charges                                      12
(kk) Accuracy of Information Furnished                         12
4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER         12
(a) Organization; Authority; Validity                          12
(b) Compliance with Law                                        12
(c) Legal Proceedings                                          12
(d) Contracts                                                  13
(e) Ordinary Course                                            13
(f) Capitalization of Buyer                                    13
(g) Subsidiaries                                               13
(h) Offering                                                   13
(i) Financial Statements                                       13
(j) Filing of Reports                                         14
(k) Condition of Business                                     14
(l) Employee Matters                                          14
(m) Plans                                                     14
(n) Permits; Authorizations                                   15
(o) Other Obligations                                         15
(p) Accuracy of Information                                   15
(q) Availability of Documents                                 15
(r) Shares Purchased for Investment                           16
(s) Buyer's Shares                                            16
(t) Employment Contracts and Options                          16
(u) Consents and Approvals                                    16
5. THE CLOSING                                                16
6. CONDITIONS OF BUYER'S AND SELLERS' PERFORMANCE             17
(a) Buyer's Conditions                                        17
(b) Sellers' Conditions                                       18
7. INDEMNIFICATION                                            20
(a) General Indemnification Obligation of Each Seller         20
(b) General Indemnification Obligation of Buyer               20
(c) Limitation of Indemnity                                   20
(d) Several Liability                                         21
(e) Method of Asserting Claims, Etc                           21
(f) Payment                                                   22
(g) Other Rights and Remedies Not Affected                    22
8. NON-DISCLOSURE AND NON-COMPETE COVENANTS                   23
(a) Proprietary Information                                   23
(b) Publicity                                                 23
9. OTHER MATTERS                                              23
(a) No Share Purchases                                        23
(b) Resignation of Directors                                  23
(c) Further Actions                                           24
10. TERMINATION AND AMENDMENT                                 24
(a) Pre-Closing                                               24
(b) Waiver                                                    24
11. DISPUTE RESOLUTION                                        24
(a) Mediation                                                 24
(b) Arbitration                                               25
12. MISCELLANEOUS                                             25
(a) Attorneys' Fees                                           25
(b) Brokers and Finders                                       25
(c) Expenses                                                  25
(d) Survival                                                  26
(e) Severability                                              26
(f) Notices                                                   26
(g) Entire Agreement                                          26
(h) Counterparts                                              27
(i) Binding Effect                                            27
(j) Governing Law                                             27
(k) Gender and Number, etc.                                   27
(l) Successors and Assigns                                    27
(m) No Third Party Beneficiaries                              27
(n) No Partnership or Joint Venture                           27

EXHIBITS

Exhibit A          Shareholder List of ePenzio, Inc.
Exhibit B          Kings Peak Capital, L.L.C. Advisory Agreement


SCHEDULES

Schedule 4(c)          Subsidiaries
Schedule 4(m)          ePenzio Financial Statements
Schedule 4(r)          Material Contracts
Schedule 4(t)          Litigation
Schedule 4(v)          Employment Contracts
Schedule 4(y)          Employee Benefit Plans
Schedule 5(d)          Buyer Contracts
Schedule 5(f)          Capitalization of Buyer
Schedule 5(i)          Form 10-K of Buyer
Schedule 5(t)          Employment Contracts and Options


                             STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT ("Agreement") is executed as of this 7th day of May, 2001, by and between Network Investor Communications, Inc., a Nevada corporation ("Buyer"), ePenzio, Inc., a Utah corporation ("ePenzio"), and the shareholders of ePenzio, Inc., all of whom are identified on Exhibit A (the "Sellers").

WHEREAS, Buyer is a publicly-held Nevada corporation;

WHEREAS, ePenzio is a Utah corporation which is in the business of marketing and providing merchant services;

WHEREAS, the parties intend by this Agreement to provide for the acquisition by Buyer of all the issued and outstanding capital stock of ePenzio.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, it is agreed as follows:

1. Purchase of ePenzio Shares.

(a) Purchase. Subject to the terms and conditions contained herein, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, for the consideration set forth below, the number of shares of common stock of ePenzio (the "ePenzio Shares") listed beside such Seller's name in Exhibit A hereto.

(b) Payment. In consideration for the ePenzio Shares, Buyer shall issue to Sellers an aggregate amount of nine million (9,000,000) shares of common stock of Buyer.

2. Delivery.

(a) Delivery of ePenzio Shares. At Closing, each Seller shall deliver to Buyer certificates evidencing the ePenzio Shares owned by Sellers immediately prior to Closing, endorsed in blank, together with all necessary stock powers and otherwise in proper form for transfer. Buyer shall not be obligated to purchase any of the ePenzio Shares unless ALL such Shares are delivered at Closing.

(b) Delivery of Buyer Shares. At Closing, Buyer shall deliver to Sellers an aggregate of nine million (9,000,000) shares of Buyer's Common Stock registered in the names of Sellers ("Buyer Shares"), in proportion to their ownership of ePenzio Shares immediately prior to Closing.

(c) Liabilities. Buyer shall not assume any state or federal tax liability of any Seller. All shareholder notes payable or other amounts owed by ePenzio to any of the Sellers shall be canceled prior to or at Closing.

3. Representations and Warranties of the Sellers. To induce Buyer to enter into this Agreement, each Seller individually represents and warrants to Buyer, with respect to himself, that the following statements are true, correct and complete as of the date hereof:

(a) Ownership of ePenzio Shares. Such Seller owns, beneficially and of record, the number of ePenzio Shares shown beside such Seller's name in Exhibit A hereto, free and clear of any lien, security interest, pledge, claim, demand or encumbrance or restriction of any kind or character whatsoever, and the ePenzio Shares represent all of the issued and outstanding shares of capital stock and equity securities of ePenzio. All ePenzio Shares are duly authorized, validly issued, fully paid and nonassessable and have, in the hands of the Sellers, and will have in the hands of Buyer, all the rights, privileges and preferences ordinarily accorded to owners of the ePenzio common stock.

(b) Authority. Such Seller now has and will have, at the Closing, full power, authority and legal right to sell such Seller's ePenzio Shares to Buyer pursuant to this Agreement. This Agreement has been duly and validly authorized, executed and delivered by, and is the valid and binding obligation of, such Seller, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, arrangement, preference, fraudulent conveyance or other similar laws and regulations now or hereafter in effect relating to or limiting creditors' rights generally or the enforcement of specific rights provided for in agreements, general principles of equity and/or the discretion of the court governing or limiting the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the application of principles of public policy underlying any such laws and regulations.

(c) Compliance with Law. The consummation of the transactions contemplated hereby will be in compliance with all applicable laws, rules, regulations and requirements of all Federal, state and local governmental authorities without the necessity for any license or permit or other action or permission in the nature thereof, or any registration with, or consent of, any such governmental authority as such affect the obligations of Sellers to this transaction.

(d) No Litigation. There are no suits or proceedings at law or in equity, or before or by any governmental agency or arbitrator, pending, or to the knowledge of such Seller, threatened, which in any way affect the consummation of the transactions contemplated hereby or, if valid, would constitute or result in a breach of any representation, warranty or agreement of such Seller set forth herein.

(e) Solvency. Such Seller is not bankrupt or insolvent and has not assigned Seller's estate for the benefit of creditors, entered into any arrangement with creditors, and does not have any present intention to file a petition in bankruptcy, to assign Seller's estate for the benefit of creditors, or to enter into any arrangement with creditors. Such Seller has no knowledge of any basis for the filing by any other person of an involuntary petition in bankruptcy with respect to Seller or ePenzio.

(f) Securities Laws Compliance.  Such Seller:

(i) has been represented by such legal counsel who has been personally selected by such Seller, as such Seller has found necessary to consult concerning this transaction, and such representation has included an examination of applicable documents, and an analysis of all tax, financial, and securities law aspects. Such Seller and his/her counsel and other advisors have sufficient knowledge and experience in business and financial matters to evaluate the above information, and the merits and risks of the transactions contemplated by this Agreement, and to make an informed investment decision with respect thereto.

(ii) Buyer has made available to such Seller, his/her counsel and advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, Buyer and its representatives, concerning the terms and conditions of the acquisition of Buyer's Shares and access to obtain any information, documents, financial statements, records and books (A) relative to Buyer, the business and an investment in Buyer, and (B) necessary to verify the accuracy of any information furnished to each Seller. All materials and information requested by such Seller, his/her counsel and advisors, or others representing such Seller, including any information requested to verify any information furnished to such Seller, have been made available and examined.

(iii) Such Seller is acquiring Buyer's Shares for Seller's own account and not as a fiduciary for any other person. Such Seller is acquiring the Buyer's Shares for investment purposes only and not with a view to or for the transfer, assignment, resale, or distribution thereof, in whole or in part. Such Seller understands the meaning and legal consequences of the foregoing representations and warranties. Such Seller is not an "underwriter" of the securities, as that term is defined in Section 2(11) of the Securities Act of 1933 ("Securities Act"), and such Seller will not take or cause to be taken any action that would cause such Seller or Buyer to be deemed an "underwriter" of the securities.

(iv) Such Seller understands that the Buyer's Shares have not been registered under the Securities Act nor pursuant to the provisions of the securities or other laws of any applicable jurisdictions. Such Seller further understands that the Buyer's Shares cannot be sold, assigned, pledged, transformed or otherwise disposed of unless such Shares are registered or an exemption from registration is available, and that the Buyer's Shares will bear a restrictive legend to that effect.

(g) No Material Misstatements. To Seller's knowledge, such Seller has not made any material misstatement of fact or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading every representation, warranty and agreement set forth herein.

4. Representations and Warranties Concerning ePenzio. To further induce Buyer to enter into this Agreement, ePenzio and the Sellers represent and warrant to Buyer, severally but not jointly, that the following statements concerning the affairs of ePenzio are true, correct and complete as of the date hereof:

(a) Organization, Standing and Qualification. ePenzio is duly organized, validly existing and in good standing under the laws of the State of Utah and is authorized and qualified to own and operate its properties and assets and conduct its business in all jurisdictions where such properties and assets are owned and operated and such business conducted. ePenzio has duly filed any and all certificates and reports required to be filed to date by the laws of Utah and any other applicable law. ePenzio has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a material adverse effect on the business, properties, prospects, or its financial condition ("Material Adverse Effect") on ePenzio. ePenzio is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(b) Capitalization. As of the date of Closing, the authorized capital stock of ePenzio consists of 1,000,000 shares of common stock, of which 1,000,000 shares are issued and outstanding. All of the outstanding shares of common stock of ePenzio were duly authorized and validly issued and are fully paid and nonassessable. ePenzio has no treasury shares. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other rights, agreements or arrangements of any character or nature whatsoever relating to the issuance of ePenzio common stock or other securities. No holder of any ePenzio security is entitled to any preemptive or similar rights to purchase any ePenzio securities.

(c) Subsidiaries. Except as set forth on Schedule 4(c), ePenzio has no subsidiaries and no other investment in any entity. ePenzio is not a participant in any joint venture, partnership or other similar arrangement.

(d) Stock Transfer Books. The stock transfer books and stock ledgers of ePenzio are in good order, complete, accurate and up to date, and with all necessary signatures, and set forth all stock and securities issued, transferred and surrendered. No duplicate certificate has been issued at any time heretofore. Except as noted above, no transfer has been made without surrender of the proper certificate duly endorsed. All certificates so surrendered have been duly canceled and are attached to the proper stubs with all necessary stock powers attached thereto.

(e) Corporate Records. The minute books and other corporate record books of ePenzio are in good order, substantially complete, accurate, up to date, with all necessary signatures and set forth all meetings and actions taken by the stockholders and directors, including all actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time. The copies of ePenzio's Articles of Incorporation and Bylaws which have been delivered to Buyer are complete and correct, as amended, to the date of execution of this Agreement.

(f) No Defaults. ePenzio is not in default under or in violation of any provisions of their corporate organizational documents or any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability relating to their business.

(g) No Conflict. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of ePenzio or any law, rule, regulation, judgment, decree, order or other such requirement, or under any material restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other material obligation or liability to which ePenzio is a party or by which it is bound, or to which its assets are subject, or result in the creation of any lien or encumbrance upon such assets.

(h) Consents and Approvals. The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby do not require ePenzio or Sellers to obtain any consent, approval or action of, or make any filing with or give notice to any corporation, person or firm or any public, governmental or judicial authority except: (i) such as have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof, (ii) those which the failure to obtain or make would have no Material Adverse Effect on the transactions contemplated hereby or on ePenzio, and (iii) any filings required under the Securities Act, or any applicable state securities laws.

(i) Related-Party Transactions. No employee, officer, or director of ePenzio or member of his or her immediate family is indebted to ePenzio, nor is ePenzio indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. To the best of the Sellers' knowledge, none of such individuals has any direct or indirect ownership interest in any firm or corporation with which ePenzio is affiliated or with which ePenzio has a business relationship, or any firm or corporation that competes with ePenzio, except that employees, officers, or directors of ePenzio and members of their immediate families may own stock in publicly traded companies that may compete with ePenzio. No member of the immediate family of any officer or director of ePenzio is directly or indirectly interested in any material contract with ePenzio, except as disclosed herein.

(j) Safety Laws. ePenzio is not in violation of any applicable statute, law or regulation relating to occupational health and safety (including, but not limited to OSHA and any similar state laws), and to the best of Sellers' knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

(k) Environmental Compliance.

(i) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Seller's knowledge, threatened by any governmental or other entity (A) with respect to any alleged violation by Seller of any Environmental Law in connection with the conduct of ePenzio's business, (B) with respect to any alleged failure by Seller to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of ePenzio's business or (C) with respect to any generation, treatment, storage, recycling, transportation or disposal or Release of any hazardous substance generated by ePenzio's business.

(ii) In connection with the operation of ePenzio's business, (A) Seller has not handled any Hazardous Substance, other than as a user of such Hazardous Substances, on the property leased by ePenzio to conduct its business (the "Leased Property"); (B) no polychlorinated biphenyls or urea formaldehyde is or has been present at the Leased Property during ePenzio's tenancy; (C) to the best of Seller's knowledge, no asbestos is or has been present at the Leased Property; (D) to the best of Sellers' knowledge, there are no underground storage tanks for Hazardous Substances, active or abandoned, at the Leased Property; (E) to the best of Sellers' knowledge, no Hazardous Substance has been Released at, or under the Leased Property during ePenzio's tenancy, and (F) to the best of Sellers' knowledge, no Hazardous Substance has been released or is present, in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under the Leased Property during ePenzio's tenancy.

(iii) In connection with the operation of the Business, Seller has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing on the National Priorities List promulgated under CERCLA, or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims against Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

(iv) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of ePenzio with respect to ePenzio's business and no property now or previously owned or leased by ePenzio with respect to ePenzio's business is listed or, to Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(v) To the best of Sellers' knowledge, there are no environmental Liens on any of ePenzio's assets, and no governmental actions have been taken or are in process that could subject any of such Purchased Assets to such Liens. Seller would not be required to place any notice or restriction relating to the presence of Hazardous Substances at any property used in connection with the operation of the Business in any deed to such property.

(vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Seller in relation to the Leased Property in connection with the operation of ePenzio's business which have not been delivered to Buyer prior to the date hereof.

(l) Compliance With Law. To the best of Sellers' knowledge, none of the directors, officers, fiduciaries, agents or employees of ePenzio is in material violation of any applicable law, rule, regulation or requirement of any governmental authority in any way relating to the business of ePenzio. Consummation of the transactions contemplated hereby will not violate laws, rules, regulations or requirements applicable to ePenzio of any governmental authorities, nor will consummation of such transactions require any license or permit or other action or permission in the nature thereof, or any registration with, or consent of, any governmental authority.

(m) Financial Statements. The audited financial statements of ePenzio for the periods ending December 31, 2000 and December 31, 1999, attached hereto as
Schedule 4(m) and the Profit and Loss Statements for January through April 2001 (collectively the "Financial Statements"), are correct and complete and fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of ePenzio as of the dates described therein, all in accordance with GAAP consistently applied. The books and records of ePenzio are complete in all material respects and are in an auditable condition such that a complete audit of ePenzio can be performed as of the Closing without unreasonable cost or expense.

(n) Properties and Assets. Unless under Five Thousand Dollars ($5,000), the properties and assets presently owned by ePenzio and shown on the respective books and records include all properties and assets of every kind, class and description, real and personal, tangible and intangible, used in the business of ePenzio and necessary to the conduct of its business as presently conducted. ePenzio has good and indefeasible title to and possession of all such known properties and assets, free and clear of all liens, claims, security interests, encumbrances, restrictions and rights, title and interests in others, and there are no existing agreements, options or commitments or rights with, to or in any third party to acquire any of the properties or assets of ePenzio or any interest therein, except for those entered into in the ordinary course of business and the existence of which would have a Material Adverse Effect on ePenzio. The assets of ePenzio on the Closing date shall include all of the assets described hereinabove or otherwise reflected on the Financial Statements, adjusted only for inventory and other assets acquired or disposed of in the ordinary course of business after December 31, 2000, and before the Closing date.

(o) Accounts Receivable. All accounts receivable of ePenzio that are reflected on the latest Financial Statements or on the accounting records of ePenzio as of Closing (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business of ePenzio. Unless paid prior to Closing, the Accounts Receivable are or will be as of the Closing date current and collectible net of the respective reserves shown on the latest Financial Statements or on the accounting records of ePenzio, provided to Buyer as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the latest Financial Statements and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, one hundred percent (100%) of the Accounts Receivable either have been or will be collected in full, without any set-off, not later than one hundred fifty (150) days after the day on which they first become due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. In the event a claim is made for indemnity based on this Section 4(o), upon payment by Sellers for such claim, Buyer and ePenzio shall immediately assign all rights to Sellers in and to the accounts which are the basis for the claim with the rights to sue or otherwise act to collect such accounts.

(p) Leases. ePenzio enjoys exclusive, peaceful and undisturbed possession under all equipment, real property, personal property, or other leases to which it is a party. All such leases are identified in the books and schedules of ePenzio, are valid and enforceable against ePenzio in accordance with their terms, and no party thereto is in default thereunder.

(q) Intellectual Property. ePenzio owns all copyrights, rights of reproduction, trademarks, trade names, trademark applications, service marks, patent applications, patents, and patent license rights necessary to the operation of its business, although ePenzio has not acquired by license or registration any of the foregoing. To the best of Sellers' knowledge, ePenzio has full rights of use for all unregistered trademarks and service marks in connection with the goods and services identified by such marks and the use of such marks in connection with its goods and services does not infringe on any third party rights in any market area where ePenzio has conducted business. ePenzio also owns or has acquired by license or otherwise all U.S. or foreign, inventions, franchises, discoveries, ideas, research, engineering, methods, practices, processes, systems, formulae, designs, drawings, products, projects, improvements, developments, know-how, and trade secrets which are used in or necessary for the conduct of its business as presently conducted (collectively the "Proprietary Rights"), without conflict or infringement in any material respect of any patent, copyright, trade secret or other lawful proprietary right of any other party, and subject to no restriction, lien, encumbrance, right, title or interest in others, and no claim is pending or, to the best knowledge of the Sellers and ePenzio, threatened to the effect that the operations of ePenzio infringe upon or conflict with the asserted rights of any other person under any Proprietary Right, and there is no reasonable basis for any such claim (whether or not pending or threatened).
No claim is pending or, to the best knowledge of Seller and ePenzio, threatened to the effect that any such Proprietary Rights owned or licensed by ePenzio, or which ePenzio otherwise has the right to use, is invalid or unenforceable by ePenzio, and there is no reasonable basis for any such claim (whether or not pending or threatened). All of the foregoing Proprietary Rights that are not in the public domain stand solely in the name of ePenzio and not in the name of any stockholder, director, officer, agent, partner or employee or anyone else known to Seller, and none of the same have any right, title, interest, restriction, lien or encumbrance therein or thereon or thereto. ePenzio has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of ePenzio.

(r) Material Contracts. Except as disclosed on Schedule 4(r), or as reflected in the Financial Statements for the periods such were in effect, ePenzio has no material obligations, contracts, commitments and agreements, whether oral or written, to which ePenzio is a party or by which any of its assets are bound that are in existence as of the date hereof and are material to ePenzio or the operation of its business (the "Material Contracts"). As used in this Agreement, the term "Material Contracts" shall include, but not be limited to, whether oral or written, all (i) contracts or commitments entered into out of the ordinary course of business; (ii) bonus, incentive compensation, pension, profit sharing, stock option, group insurance, medical reimbursement or employee welfare or benefit plans of any nature whatsoever; (iii) collective bargaining agreements or other contracts or commitments to or with labor unions or other employee groups; (iv) leases, contracts, or commitments affecting ownership of, title to, use of or any interest in real property, or any leases or similar arrangements for use by ePenzio of personal property involving payments in excess of $15,000 per annum; (v) bank credit, factoring and loan agreements, promissory notes and other documents representing indebtedness for borrowed money, together with any other agreements or instruments securing or otherwise pertaining to the obligations evidenced thereby; (vi) guarantees by ePenzio of the obligations of any other person; and (vii) covenants not to compete given or received by ePenzio, any shareholders of ePenzio which in any way related to the business of ePenzio.

(s) No Undisclosed Liabilities. There are no material liabilities or obligations of ePenzio, including, without limitation, contingent liabilities for the performance of any obligation, except for (i) liabilities or obligations which are disclosed or fully provided for in the Financial Statements, (ii) liabilities or obligations disclosed in this Agreement or in any exhibit or schedule to this Agreement, and (iii) liabilities not in excess of $5,000 individually or $25,000 in the aggregate.

(t) Litigation. Except as set forth in Schedule 4(t), there are no suits or proceedings at law or in equity, or before or by any governmental agency or arbitrator of which a Seller has received notice, pending, or to Sellers' knowledge, threatened, anticipated or contemplated, which, if decided against ePenzio, would have a Material Adverse Effect on ePenzio, and there are no unsatisfied or outstanding judgments, orders, decrees or stipulations which in any way affect ePenzio or its properties or assets or to which it is or may become a party. There are no claims against ePenzio of which a Seller or ePenzio has received notice, pending, or to Sellers' knowledge threatened, anticipated, or contemplated which, if valid, would constitute or result in a breach of any representation, warranty or agreement set forth herein.

(u) Taxes. (i) ePenzio has duly filed all United States federal, state, local and other tax returns and reports required to be filed by it or them on or prior to the date hereof with respect to all taxes withheld by or imposed upon it or them; (ii) all such returns or reports reflect in all material respects the liability for such taxes of ePenzio as computed therein for the periods indicated, and all taxes shown on such returns or reports and all assessments received by ePenzio have been paid, or fully reserved for, to the extent that such taxes have become due; (iii) there are no waivers or agreements by ePenzio for the extension of time for the assessment of such taxes; and (iv) there are no material questions of taxation which are, as at the date hereof, the subject of dispute with any taxing authority. With respect to any period through the date hereof for which tax returns have not yet been filed, or for which taxes are not yet due or owing, ePenzio has made adequate reserves, determined in accordance with GAAP, for all liabilities for taxes as set forth in the Financial Statements. ePenzio is not presently the subject of any tax audit by any taxing authority.

(v) Employment Contracts. ePenzio has no written contracts of employment with any of its shareholders, employees or sales representatives, and no verbal contracts of employment which cannot be terminated without default by ePenzio on thirty (30) days notice.

(w) Personnel Matters. As of the date of Closing, the employees of ePenzio shall only include the individuals listed in the documents made available to Buyer in its due diligence at their respective salary and benefits.

(x) Employee Restrictions. To Sellers' knowledge, no employee of ePenzio is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of ePenzio. Employees may be subject to trade secret confidentiality agreements.

(y) Employee Benefit Plans. Set forth in Schedule 4(y) is a list of all employer benefit plans of ePenzio. Except as set forth on Schedule 4(y), ePenzio is not subject to and does not maintain any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income and Security Act of 1974, as amended ("ERISA"), or any other plan or arrangement for the benefit of its employees which provides for pension, profit sharing, deferred compensation, bonuses, employee insurance coverage or any similar benefits.

(z) No Adverse Change.  Since April 30, 2001, there has not been:

(i) any material adverse change in the properties, assets, business, affairs, material contracts or prospects of ePenzio and, to Sellers' knowledge, no such changes currently are threatened, anticipated or contemplated;

(ii) any actual or, to Sellers' knowledge, threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority, which has affected or may hereafter affect the properties, assets, business, affairs, contracts or prospects of ePenzio;

(iii) any material and adverse dispute pending or, to Sellers' knowledge, threatened, anticipated or contemplated, of any kind with any customer, supplier, source of financing, employee, landlord, subtenant or licensee of ePenzio, or any pending or, to Sellers' knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to result in any material reduction in the amount, or any change in the terms or conditions, of business with any substantial customer, supplier or source of financing;

(iv) any pending or, to Sellers' knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description peculiar to the business of ePenzio and materially and adversely affecting its properties, assets, business, affairs or prospects; or

(v) other than the bonuses paid to Brad Crawford and Paul Anderson on May 16, 2001 in the aggregate amount of $350,000, any material reduction of capital, or any redemption of stock or dividend or distribution by ePenzio.

(aa) Discrimination. ePenzio has not received any written claim of any unfair labor practice or illegal discrimination on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. To Sellers' knowledge, ePenzio has not engaged in any unfair labor practice or illegal discrimination on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

(bb) Disputes and Charges. There are no existing or, to Sellers' knowledge, threatened disputes, grievances, harassment charges, controversies or other employment or labor troubles affecting ePenzio.

(cc) Accuracy of Information Furnished. Sellers have not made any material misstatement of fact or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading the representations, warranties and agreements set forth herein, or in any Exhibit hereto or certificate or other document furnished in connection herewith.

5. Representations, Warranties and Agreements of Buyer.   Buyer represents and
warrants to and agrees with the Sellers that the following statements concerning the affairs of Buyer are true, correct and complete as of the date hereof and as of Closing:

(a) Organization; Authority; Validity. Buyer is a corporation duly organized, validly existing, and in good standing in the State of Nevada and is qualified to do business and is in good standing in each other state where the nature of its business so requires it to be qualified. Buyer is duly authorized and has all requisite power to execute and deliver this Agreement and the other documents to be delivered pursuant to this Agreement, perform the covenants on their part herein and therein contained and consummate the transactions contemplated hereby and thereby. Buyer is not subject to any Agreement, law, judgment or decree which would prohibit, or be violated with or without the giving of notice or the passage of time by, the execution, delivery and performance of this Agreement or any other document to be delivered by Buyer pursuant to this Agreement, nor does the execution, delivery and performance thereof by Buyer require the consent, waiver, approval, license or authorization of any person or public authority, other than previously obtained or as will be obtained prior to Closing. This Agreement and the other documents to be delivered by Buyer pursuant to this Agreement will each constitute the valid and binding obligations of Buyer as of Closing, enforceable in accordance with their respective terms.

(b) Compliance with Law. Buyer has not received any notice from any federal, state or local governmental authority that the Buyer's business, and the premises where the business is located, as currently operated, do not comply, in all material respects, with any applicable codes, laws, ordinances, rules, and regulations (including, but not limited to such as relate to employment discrimination, hazardous substances, OSHA and fair labor practices), and no proceedings in respect thereto are pending or, to the knowledge of Buyer, threatened. Buyer has all permits and licenses necessary for the current operation of its business.

(c) Legal Proceedings. There are no judgments, nor any litigation proceedings pending or complaints received, or to the knowledge of Buyer any complaints received or litigation proceedings threatened, against or relating to Buyer, which would have a material adverse affect on Buyer's ability to perform its obligations under this Agreement or operate the business of ePenzio following Closing.

(d) Contracts. The contracts listed on Schedule 5(d) hereto constitute all material contracts to which Buyer is a party and are in full force and effect, and except as set forth on such Schedule 5(d), neither Buyer nor the other parties thereto are in default, nor has any event occurred, to Buyer's knowledge, that with the passage of time or giving of notice, or both, would constitute a default.

(e) Ordinary Course. Buyer has conducted its business only in the ordinary course consistent with past practices since March 31, 2001.

(f) Capitalization of Buyer. The authorized capital stock of Buyer consists of fifty million (50,000,000) shares of Common Stock, par value $0.001, of
which two million five hundred (2,500,000) are issued and outstanding.    All
of the outstanding shares of common stock of Buyer immediately prior to Closing were duly authorized and validly issued, are fully paid and non-assessable, and were issued in accordance with applicable Federal and state securities laws. Except as set forth on Schedule 5(f), there are no outstanding subscriptions, warrants, options, or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock of Buyer. Schedule 5(f) lists the shares of Common Stock outstanding or reserved for issuance as of the date hereof and as of immediately after the Closing and the names of record owners thereof, as well as the shares subject to issuance pursuant to warrants or any employee stock option plan.

(g) Subsidiaries. Buyer has no subsidiaries and no other investment in any person or entity. Buyer is not a participant in a joint venture, partnership or other similar arrangement.

(h) Offering. Based on the representations and warranties of Sellers herein, the offer and sale of the Stock constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

(i) Financial Statements. Attached as Schedule 5(i) to this Agreement is the Annual Report of Buyer on Form 10-K for the period ended June 30, 2000, and Buyer's quarterly reports on Form 10-Q for the periods ending September 30, 2000, December 31, 2000 and March 31, 2001 (the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books and records of Buyer; (ii) were prepared in accordance with GAAP, consistently applied, and all applicable regulations of the Securities and Exchange Commission; (iii) reflect all necessary adjustments and accruals and otherwise fairly present Buyer's financial condition and the results of its operations at the relevant dates thereof and for the periods covered thereby in accordance with GAAP; (iv) contain and reflect adequate provisions for all reasonably anticipated liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (v) with respect to contracts and commitments for the sale of goods or the provision of services by Buyer, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts. Any additional unaudited financial statements of Buyer delivered to Buyer have been or will have been prepared in accordance with GAAP applied on a consistent basis and will contain all adjustments necessary for a fair presentation.

(j) Filing of Reports. Buyer files reports pursuant to Section 13 of the Securities Act of 1933, and since December 31, 1999, has filed all such reports, including, but not limited to, all reports required to be filed on Forms 10-K, 10-Q and 8-K, and has heretofore provided to ePenzio complete and correct copies of all such reports. Such reports were prepared in accordance with all applicable regulations of the Securities and Exchange Commission and contain all information required to be reported therein and such reports, and the information contained therein, are accurate in all material respects.

(k) Condition of Business. Since December 31, 2000, there has not been (i) any material adverse change in the condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the business of Buyer; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material and adverse effect on the business of Buyer; (iii) any sale or transfer of any of Buyer's assets or any cancellation of any debts or claims, except in the ordinary course of business; (iv) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, of any of Buyer's properties or assets; (v) any material amendment or termination of any material contract or agreement to which Buyer is a party; (vi) any increase in, or commitment to increase, the compensation payable to any officer, director, shareholder, employee or agent;
(vii) any transaction not in the ordinary course of business; or (viii) any other event or condition of any character which is not reflected in the Financial Statements which has had or may have a material and adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of Buyer.

(l) Employee Matters. Except as disclosed in the financial statements (i) there are no controversies between Buyer and any present or former employee of Buyer, (ii) there is no unfair labor practice charge or similar charge, complaint, allegation or other process or claim pending or threatened against Buyer before the National Labor Relations Board (the "NRLB") or the Equal Employment Opportunity Commission (the "EEOC") or any other federal, territorial, state or local governmental agency or other entity, and (iii) there is no labor dispute, strike, slowdown, work stoppage or other job action pending or, to the best knowledge of Buyer, threatened against or otherwise affecting Buyer. Buyer is not a party to any collective bargaining agreements, and to the best knowledge of Buyer, no organizing campaign is underway or threatened by any labor organization.

(m) Plans. There are no employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plans or contracts to which Buyer is a party. Buyer is not required to contribute to, nor during any period prior to the Closing has been required to contribute to, any multiemployer plan (within the meaning of Section 3(37) of ERISA).

(n) Permits; Authorizations. No permits, licenses or other authorizations have been, or are required to be, obtained or maintained, and no governmental authority or agency with jurisdiction over Buyer has asserted or, to the best of Seller's or Buyer's knowledge, is likely to assert that any permits, licenses or other authorizations have been, or are required to be, obtained or maintained by Buyer, with respect to the operation of Buyer's business under United States or any state, local and other laws in effect on the date hereof relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surfaces or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial toxic or hazardous substances or wastes (collectively, the "Environmental Laws"). To the best of Seller's and Buyer's knowledge, Buyer is in substantial compliance with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. No events, conditions, activities, practices, incidents, actions or plans of action taken or to be taken by Buyer or, to the best of Buyer's knowledge, any predecessor in interest are reasonably likely to interfere with or prevent substantial compliance or continued compliance with, to the extent any are applicable, the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(o) Other Obligations. Except as and to the extent specifically reflected or reserved against the Financial Statements, and non-material items arising in the ordinary course of business thereafter, Buyer has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, whether due or to become due (including, without limitation, any liability for taxes).

(p) Accuracy of Information. No statement herein or other information delivered herewith by or on behalf of Buyer in connection with this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Buyer or its agents necessary to make the statements contained herein or therein not misleading as of the date hereof.

(q) Availability of Documents. Buyer has made available to Seller copies of all documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits and licenses, referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

(r) Shares Purchased for Investment. Buyer is acquiring the ePenzio Shares for its own account for investment purposes and not with a view to or in connection with, any distribution thereof within the meaning of the Securities Act.

(s) Buyer's Shares. The Buyer's Shares distributed to Sellers will be duly authorized, validly issued, fully paid and non-assessable, will not have been issued in violation of the preemptive rights of any shareholder, will be identical to all other shares of Buyer's common stock, and, in the hands of Sellers, will have all the rights, privileges and preferences accorded to all other holders of shares of common stock.

(t) Employment Contracts and Options. Buyer has full right, power and authority to execute and deliver, and to perform its obligations under, each of the employment contracts set forth on Schedule 5(t) hereto (the "Employment Contracts"). Each of the Employment Contracts has been duly authorized by Buyer and, upon its execution thereof, will constitute a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, arrangement, preference, fraudulent conveyance or other similar laws and regulations now or hereafter in effect relating to or limiting creditors' rights generally or the enforcement of specific rights provided for in agreements, general principles of equity and/or the discretion of the court governing or limiting the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the application of principles of public policy underlying any such laws and regulations.

(u) Consents and Approvals. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not require Buyer to obtain any consent, approval or action of, or make any filing with or give notice to any corporation, person or firm or any public, governmental or judicial authority except: (i) such as have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof, or (ii) those which the failure to obtain or make would not have a material adverse effect on the transactions contemplated hereby or on Buyer's business.

6. The Closing.   The closing of the purchase and sale of the ePenzio Shares shall take place at the offices of Buyer on the later to occur of June 15, 2001, or at such other time or place as shall be fixed by the mutual consent of the parties (the "Closing").

7. Conditions of Buyer's and Sellers' Performance.

(a) Buyer's Conditions. The obligation of Buyer to consummate this Agreement is subject to the satisfaction at the Closing, or waiver by Buyer in writing, of each of the following conditions:

(i) All the Sellers shall have executed this Agreement;

(ii) Sellers shall have delivered to the Buyer the ePenzio Shares;

(iii) Buyer, Seller and ePenzio shall be in compliance with all applicable laws, including without limitation, federal and state security laws;

(iv) No action or proceeding against ePenzio shall have been instituted before a court or other governmental body, or shall have been threatened which, if successful, will prohibit the consummation or require substantial rescission of the transactions contemplated by this Agreement;

(v) Buyer shall have received copies of any necessary consents and approvals of governmental agencies, lenders, lessors and other third parties;

(vi) There shall have been no material change in the financial condition, business or properties of ePenzio which adversely affects the conduct of its business as presently being conducted or the condition, financial or otherwise, of ePenzio and no additional substantial liabilities of ePenzio shall have been incurred except as noted herein;

(vii) Buyer, Seller, and ePenzio shall have taken all corporate and shareholder action necessary to authorize and consummate the transactions contemplated by this Agreement;

(viii) Buyer and Seller shall have received assurances satisfactory to each regarding the tax, accounting and legal aspects of the proposed transaction;

(ix) All notes or other debts of Sellers or their affiliates owed to ePenzio shall be paid contemporaneously with the Closing and Buyer shall be furnished with written evidence thereof;

(x) Buyer shall have received from Mitch Edwards and William C. Gibbs fully executed Employment Contracts in a form acceptable to the parties;

(xi) Sellers shall deliver to Buyer at Closing certificates of search of the Uniform Commercial Code for filings against ePenzio in standard form. Such certificates shall show searches of filings with respect to ePenzio and all names under which ePenzio has conducted its business, including any subsidiaries thereof;

(xii) The representations and warranties of the Sellers contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto shall be deemed to have been made on the date of this Agreement and again at the Closing and shall then be true in all material respects; Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; Sellers shall not be in default under any of the provisions of this Agreement; and Buyer shall have been furnished with one or more closing certificates of Sellers dated as of the Closing date, certifying
(A) to the fulfillment of the foregoing conditions and the due performance of such covenants and agreements, (B) that no material change has occurred in ePenzio's Financial Statements since December 31, 2000, except as noted herein, (C) that the representations and warranties set forth in this Agreement are true and correct as of the date of this Agreement and as of Closing, and (D) that neither ePenzio nor any of the Sellers is a party to any litigation or has knowledge of any claim, brought or threatened, seeking to recover damages from ePenzio or to prevent ePenzio or Sellers from continuing to use ePenzio assets or to conduct business in the manner as the same were used or conducted prior thereto, except as provided herein and in 4(t);

(xiii) Buyer shall have received a certificate, issued by the office of the Secretary of State of the State of Utah as of a date not more than five (5) business days before the Closing, stating that ePenzio is in good standing in the State of Utah;

(xiv) Sellers shall have executed and delivered such other documents, instruments, certificates or agreements as shall be reasonably necessary to consummate this transaction; and

(xv) Buyer and Kings Peak Capital, L.L.C. shall have entered into an Advisory agreement in substantially the form of Exhibit "B".

(b) Sellers' Conditions. The obligation of Sellers to consummate this Agreement is subject to the satisfaction at the Closing, or waiver by Sellers in writing, of each of the following conditions:

(i) Buyer shall have executed this Agreement;
(ii) Buyer shall have delivered to the Sellers the Buyer Shares;
(iii) Buyer, Seller and ePenzio shall be in compliance with all applicable laws, including without limitation, federal and state security laws;
(iv) No action or proceeding against Buyer shall have been instituted before a court or other governmental body, or shall have been threatened which, if successful, will prohibit the consummation or require substantial rescission of the transactions contemplated by this Agreement;
(v) There shall have been no material change in the financial condition, capitalization, business or properties of Buyer which adversely affects Sellers' relative ownership rights in Buyer following Closing, the conduct of its business as presently being conducted, or the condition, financial or otherwise, of Buyer and no additional substantial liabilities of Buyer shall have been incurred except as noted herein;
(vi) Buyer, Seller, and ePenzio shall have taken all corporate and shareholder action necessary to authorize and consummate the transactions contemplated by this Agreement;
(vii) Buyer and Seller shall have received assurances satisfactory to each regarding the tax, accounting and legal aspects of the proposed transaction;
(viii) ePenzio and Brad Crawford, Paul Anderson, Matthew A. Greene and Jade B. Millington shall have executed Employment Contracts in a form acceptable to the parties;
(ix) Buyer shall not be in default under any of the provisions of this Agreement; and Sellers shall have been furnished with one or more closing certificates of Buyer dated as of the Closing date, certifying (A) to the fulfillment of the foregoing conditions and the due performance of such covenants and agreements, and (B) that the representations and warranties set forth in this Agreement are true and correct as of the date hereof and as of the Closing.


(x) The representations and warranties of Buyer contained in this Agreement or in any closing certificate or document delivered to Sellers pursuant hereto shall be deemed to have been made on the date of this Agreement and again at the Closing and shall then be true in all material respects; Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and

(xi) Buyer shall have executed and delivered such other documents, instruments, certificates or agreements and shall have taken such other actions as, in the opinion of legal counsel to Sellers, shall be reasonably necessary to consummate this transaction.

8. Indemnification.

(a) General Indemnification Obligation of Each Seller. From and after the Closing, each Seller will indemnify and hold harmless Buyer and its successors and assigns (an "Indemnified Buyer Party") against and in respect of:
(i) Damages. Any and all damages, losses, deficiencies, liabilities, costs and expenses (the "Damages") incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Seller under this Agreement or any other document delivered by Seller pursuant to this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto or thereto; and
(ii) Actions. Any and all actions, suits, claims, proceedings, investigations, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) (collectively, "Actions") incident to any of the foregoing.

(b) General Indemnification Obligation of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Sellers and their successors and assigns (an "Indemnified Seller Party") against and in respect of:

(i) Damages. Any and all Damages incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement or any other document delivered by Buyer pursuant to this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sellers pursuant hereto or thereto; and

(ii) Actions. Any and all Actions incident to any of the foregoing or to the enforcement of this Section 8(b).

(c) Limitation of Indemnity. Notwithstanding any provision in this Agreement to the contrary, Buyer shall be liable to the Seller under this Section 8 for:

(i) Dollar Amounts. Damages or Actions in an amount less than $10,000 in connection with any claim hereunder relating to a single occurrence or event, or for Damages or Actions in an aggregate amount less than $100,000 in connection with all claims hereunder or in excess of $8,500,000;

(ii) Failure of Notice. Any claim for which either party has not received a Claim Notice (as defined below) from the other on or before a date eighteen
(18) months following the Closing.

(d) Several Liability. Notwithstanding anything in this Agreement to the contrary, in case of any liability hereunder, each Seller shall be liable in proportion to the respective share of each Seller to the total purchase price and only to the extent of consideration actually received by each such Seller.

(e) Method of Asserting Claims, Etc. In the event that any claim or demand is asserted against or sought to be collected from any party hereto (an "Indemnified Party") by a third party, the Indemnified Party shall promptly notify the party from which indemnification is sought pursuant to Sections 8(a) or 8(b) above (the "Indemnifying Party") of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have twenty (20) days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party, (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) notwithstanding any such dispute, whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand.

(i) Dispute of Liability. If the Indemnifying Party disputes its liability with respect to such claim or demand or the amount thereof (whether or not the Indemnifying Party desires to defend the Indemnified Party against such claim or demand as provided herein), such dispute shall be resolved in accordance with Section 8(g) hereof. Pending the resolution of any dispute by the Indemnifying Party of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of the Indemnified Party.

(ii) Defense. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claims or demand, then, provided: (i) that the Indemnifying Party acknowledges that it is liable to indemnify the Indemnified Party with respect to a particular claim; and (ii) the Indemnifying Party has financial resources which are reasonably adequate to pay the amount of the claim, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability for any other matter. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

(iii) Indemnifying Party Liability. (1) If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnifying Party or by the Indemnified Party (but no Indemnified Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of the Indemnifying Party hereunder, unless the Indemnifying Party shall have disputed its liability to the Indemnified Party hereunder, as provided herein, in which event such dispute shall be resolved as provided in Section 8(g) hereof; (2) In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 8(g) hereof; if the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

(f) Payment.

(i) Upon determination of liability hereunder, the appropriate party shall pay to the other, as the case may be, within twenty (20) days after such determination, the amount of any claim for indemnification made hereunder. Upon the payment in full of any claim hereunder, the entity making payment shall be subrogated to the right of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

(ii) In case of any payment obligation by a Seller party hereunder at the election of such Seller Party, such obligation may be satisfied by the payment of cash or using such party's common stock of the Company. The value of the stock for purposes of this paragraph shall be calculated at the greater of $1.50 per share or the average closing price of the Company's stock for the thirty (30) days preceding the date of payment.

(g) Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Section 8 are the sole remedy for a breach of the representations and warranties hereunder, but are independent of and in addition to the rights and remedies as the parties may have at law or in equity or otherwise for any failure to fulfill any agreement or covenant under any other section of this Agreement, including, but not limited to, Sections 9, 10, 11 and 12 hereunder, on the part of any party hereto, including without limitation the right to seek specific performance, none of which rights or remedies shall be affected or diminished hereby.

9. Non-Disclosure.

(a) Proprietary Information. Each Seller acknowledges that Seller's relationship with ePenzio may have created or may hereafter create a relationship of confidence and trust with respect to information of a confidential or secret nature that may be disclosed to him by ePenzio that relates to the business of ePenzio or to the business of any affiliate, customer, or supplier of ePenzio ("Proprietary Information"). Such Proprietary Information includes, but is not limited to, any information regarding inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, software, hardware, processes, formulas, development or experimental work, work in process, business, trade secrets, or any other secret or confidential matter relating to the products, projects, programs, sales, customer lists, price lists, or data, or business of ePenzio which is not generally known to the public. Each Seller agrees that Seller will keep all such Proprietary Information in confidence and trust, and will not use or disclose any of such Proprietary Information without the prior written consent of ePenzio, except as may be necessary to perform any duties Seller may now or hereafter have as an employee of ePenzio. Each Seller further agrees that at the Closing hereunder, and subsequently upon request of ePenzio or at the time of the termination of the Seller's employment (if any) with ePenzio, Seller will deliver to ePenzio only, and shall not retain for Seller's own or others' use, any and all software programs, documents, and any other material and all copies thereof relating to Seller's work or ePenzio's products, projects, programs, or business of which the Seller had knowledge, or which contain any Proprietary Information.

(b) Publicity. Buyer and each Seller agrees not to disclose to any person or entity, without the prior written consent of the other, any of the terms of this Agreement at any time prior to Closing and for a period of ninety (90) days thereafter, except as may be necessary for the performance of their obligations hereunder or the operation of ePenzio in the ordinary course of business. ePenzio and Buyer shall jointly disclose and publicize this transaction in a press release as and when agreed upon between them or as required by law.

10. Other Matters.

(a) No Share Purchases. Each of the Sellers agree to not purchase any of the shares of the Buyer from any source whatsoever at any time after the date hereof and prior to Closing or as set forth on Schedule 5(f).

(b) Resignation of Directors. At Closing, the size of the Board of Directors shall be set at five (5), and Paul Adams shall then appoint Robert Deller, Brad Crawford, William C. Gibbs, Mitch Edwards and Edward Mooney to the board to fulfill the vacancies created. Robert Deller shall then resign from the Board.

(c) Further Actions. Each of the Sellers warrants and agrees that, from time to time, Seller will use Seller's best efforts to cause any present or previous shareholder, director or officer of ePenzio to execute such minutes of meetings or other instruments and take whatever actions as shall be reasonably necessary or desirable to effect, or to carry out the intent and purposes of, the transactions contemplated hereby.

11. Termination and Amendment.

(a) Pre-Closing. This Agreement may be terminated by Buyer or Sellers at any time prior to the Closing upon written notice to the other parties:

(i) If the representations, warranties and agreements or conditions of this Agreement to be complied with or performed by ePenzio or the Sellers (in the case of Buyer) or Buyer (in the case of Sellers) on or before the Closing shall not have then been complied with or performed in some material respect and such material noncompliance or nonperformance shall not have been waived by the party giving notice of termination or shall not have been cured by the defaulting party, or cure thereof commenced and diligently prosecuted thereafter by such party within three (3) business days after written notice of such material noncompliance or nonperformance is given by the non-defaulting party;

(ii) If any governmental action is commenced to prevent the consummation of the transactions contemplated hereby;

(iii) By mutual written agreement of the parties;

(iv) If the Closing has not occurred by May 31, 2001.

(b) Waiver. Any representations, warranties, agreements or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof by action taken and evidenced by a written waiver executed by any such party.

12. Dispute Resolution.

(a) Mediation. Any claim, dispute, or controversy between the parties arising in connection with or relating to this Agreement or the making, performance or interpretation thereof shall, if not settled by negotiation, be submitted to non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association then in effect. Any demand for mediation shall be made in writing and served upon the other party in the same manner as otherwise provided for notice in this Agreement. The demand shall set forth with reasonable specificity the basis of the dispute and the performance or relief sought. The parties shall, within thirty (30) days of receipt of a demand to mediate, confer and select a mediator. The mediation shall take place at a time and location in Salt Lake City, Utah mutually agreeable to the parties and the mediator, but not later than sixty (60) days after a demand for mediation is received.

(b) Arbitration. All disputes under this Agreement shall be settled by arbitration in Salt Lake City, Utah pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Agreement. The arbitrator(s) shall be selected by the joint agreement of Seller and Buyer, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. Nothing contained in this paragraph shall prevent the parties from settling any dispute by mutual agreement at any time.

13. Miscellaneous.

(a) Attorneys' Fees. In any action, arbitration or proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to its reasonable attorney fees and related costs, including fees and costs incurred prior to formal initiation of an action or proceeding, and including fees and costs incurred for collecting or attempting to collect any judgment or award.

(b) Brokers and Finders. Each of the parties hereto represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement. In the event that any finder's fee or broker's commission shall become payable by any party hereto as a result of another party's actions which constitute a misrepresentation or breach of warranty under this Section 13(b), such fee and commission shall be the sole and exclusive responsibility and liability of such breaching party with no right of contribution and the breaching party shall indemnify, defend and hold all other parties harmless in respect of all claims, losses, expenses and obligations (including reasonable attorneys' fees) to the extent that the same arise or result from such finder's fee or broker's commission.

(c) Expenses. Each of the parties hereto will bear its own legal fees and other expenses in connection with the transactions contemplated by this Agreement.

(d) Survival. Except as specified below, all parties agree that the representations, warranties and agreements contained in this Agreement shall survive and remain in full force and effect following the Closing for a period of eighteen (18) months.

(e) Severability. If any term or provision of this Agreement, including the exhibits hereto, or the application thereof to any person, property or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, including the exhibits or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid and unenforceable, shall not be affected thereby, and each term and provision of this Agreement and the exhibits shall be valid and enforced to the fullest extent permitted by law.

(f) Notices. Any notices, requests or consents hereunder shall be deemed given, and any instrument delivered, two days after they have been mailed by first class mail, postage prepaid, or twelve hours after such notice has been sent by telecopier or straight telegram, telegraphic charges prepaid, or by facsimile if confirmed receipt, or upon receipt if delivered personally, as follows:

To Sellers:       At the addresses set forth in Exhibit A hereto


To Buyer:          Network Investor Communications, Inc.
                   9645 Gateway Drive, Suite B
                   Reno, Nevada  89511
                   Attn:  Robert Deller


except that any of the foregoing may from time to time by written notice to the others designate another address which shall thereupon become its effective address for the purposes of this Section.

(g) Entire Agreement. This Agreement, including the exhibits, schedules and documents referred to herein which are a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended only by a written instrument executed by the Buyer, and by those of the Sellers who are affected by any proposed amendment, or their respective successors or assigns. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. Any section headings or table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Buyer acknowledges that no person is authorized by Sellers, or any of them, to have made any representation or warranty about any matter, fact or thing except as set forth in the documents referenced herein.

(h) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i) Binding Effect. This Agreement shall inure to the benefit of and be binding upon Sellers and Buyer and their respective successors, but shall not inure to the benefit of anyone other than the parties signing this Agreement and their respective successors.

(j) Governing Law. This Agreement shall be governed by the laws of the State of Utah.

(k) Gender and Number, etc. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. "Hereof," "herein," and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole, and not to any particular paragraph or provisions, unless expressly so stated.

(l) Successors and Assigns. This Agreement shall not be assignable by any party without the prior written consent of all other parties hereto; provided, however, any Seller may assign for any purposes such Seller's right to receive consideration, provided such assignment is subject to any defenses of Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

(m) No Third Party Beneficiaries. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(n) No Partnership or Joint Venture. Notwithstanding anything to the contrary contained herein, nothing contained herein shall be construed as creating a partnership or joint venture relationship between the parties hereto, and the parties hereto shall be deemed to have made any elections necessary under any applicable law, rule or regulation to prevent their being considered or deemed to be a partnership or joint venture.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

NETWORK INVESTOR COMMUNICATIONS, INC., a Nevada corporation


By:   /s/
     Robert Deller
Its: President

SELLERS:

/s/
----------------
Paul Anderson

/s/
----------------
Brad Crawford

/s/
------------------
Matthew A. Greene

 /s/
------------------
Jade B. Millington

                                  EXHIBIT A

                           ePenzio, Inc. Shareholders


Name                     Number of Shares     Shares to Be Issued*

Brad Crawford                430,000 Shares     3,483,000 Shares
2795 E Cottonwood Parkway
Suite 120
Salt Lake City, UT  84121

Paul Anderson                 430,000 Shares     3,483,000 Shares
2795 E Cottonwood Parkway
Suite 120
Salt Lake City, UT  84121

Matthew Greene                  70,000 Shares     567,000 Shares
2795 E Cottonwood Parkway
Suite 120
Salt Lake City, UT  84121

Jade Millington                 70,000 shares     567,000 shares
2795 E Cottonwood Parkway
Suite 120
Salt Lake City, UT  84121

Crescent Advisors                     0 Shares     900,000 Shares*

*Crescent Advisors will be issued 900,000 shares pursuant to an agreement between Crescent Advisors and Brad Crawford, Paul Anderson and ePenzio, Inc.\

                            EXHIBIT B

            Kings Peak Capital, L.L.C. Advisory Agreement

                             SCHEDULE 4(c)

                              Subsidiaries

Olympus Financial, Inc., a Utah corporation

Bring it Home, Inc., a Utah corporation


                             SCHEDULE 4(m)

             ePenzio, Inc. Financial Statements


                            SCHEDULE 4(r)

                         Material Contracts


Resellers
---------

1. Home, Inc.
2. Family Health Network
3. Bring It Home
4. David Francis
5. SBBA
6. Step Up, Inc.
7. Tod Stadig
8. Sylver Enterprises
9. Mike Syme

Financing Companies
-------------------

1. Fair Finance
2. Montery Financial
3. Travelers
4. Leasecomm
5. Olympus Financial
6. Ladco Leasing
7. Bond Finance

Product
-------


1. Plug'nPay
2. Authorize.net
3. Lipmann USA
4. TASQ
5. Pacific Webworks

Processing Banks
----------------

1. BridgeviewBank
2. CPS
3. 1st National
4. First Bank of Beverly Hills
5. First Bank of the Redwoods

Lease
-----

1. Sonic


                            SCHEDULE 4(t)

                             Litigation



William K. Sadleir v. Executive Credit Services, L.C., Brad V. Crawford, Paul
S. Anderson, Matthew A. Greene, Third District Court, Salt Lake County, State of Utah, Civil No. 990910847. Mr. Sadleir was an employee of Executive Credit Services who filed suit against ESC claiming that he was owed compensation for developing strategic alliances. ECS counter sued claiming that Mr. Sadleir owed ECS for wages and compensation paid to Mr. Sadleir that was never earned. Sadleir last offer to settle was for $30,000. ECS's counterclaim is for $35,000.

ePenzio, Inc. v. Global Web. Global Web failed to reimburse ePenzio for outstanding chargebacks on funded amounts based on an agreement signed in July 2000. The amount of the claim is $67,000. Global Web has threatened a counter suit.

ePenzio, Inc. v. Online Exchange. Online failed to reimburse ePenzio for outstanding chargebacks on funded accounts based on an agreement signed in November 1999. The agreement states that the company found to be in default will pay attorneys fees. The agreement between Online and ePenzio specifically states that all legal action must be filed in Utah. However, Online Exchange filed a lawsuit of their own in Missouri in an attempt to try and avoid having the case heard in Utah. The amount of the claim is $190,000.

ePenzio v. Emmett Osborne and N.E.S.A. This is an outstanding small claims action.

There is one employee that represents a potential risk of litigation:
Kristy Boudreaux. Kristy was a temporary employee hired through Express Personnel Services. She received a copy of ECS's employee manual and made claims of sexual harassment. Kristy signed a release letter and her last day of work was September 11, 2000.

                                  SCHEDULE 4(y)

Employee Benefit Plans

Manulife Financial 401(k) Plan

Regence BlueCross BlueShield of Utah Health Insurance Plan


                              SCHEDULE 5(d)

Buyer's Contracts


                                   SCHEDULE 5(f)

Capitalization of Buyer

                             SCHEDULE 5(i)

Form 10-K of Buyer


                                 SCHEDULE 5(t)

Employment Contracts and Options

Employment Agreement between Buyer and William C. Gibbs

Employment Agreement between Buyer and Mitch Edwards